Mail Stop 04-07

      						May 17, 2005


Mr. Kevin S. Buchel
Chief Financial Officer
Napco Security Systems, Inc.
333 Bayview Avenue
Amityville, NW 11701

	RE:	Napco Security Systems, Inc.
		Form 10-K for the fiscal year ended June 30, 2004
		Filed September 27, 2004
      File No. 000-10004

Dear Mr. Buchel:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
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